Exhibit 99.1

Revlon Reports 2009 Results

NEW YORK--(BUSINESS WIRE)--February 25, 2010--Revlon, Inc. (NYSE: REV) today announced results for the year and the fourth quarter ended December 31, 2009.

2009 results compared to 2008:

  Net sales of $1,295.9 million compared to $1,346.8 million, a decrease of 3.8%. Excluding unfavorable foreign currency fluctuations of $26.0 million, net sales declined by 1.8% in 2009.
  Operating income of $170.8 million compared to $155.0 million.
  Income from continuing operations of $48.5 million, or $0.94 per diluted share1, compared to $13.1 million, or $0.26 per diluted share.
  Net income of $48.8 million, or $0.94 per diluted share, compared to $57.9 million, or $1.13 per diluted share. Net income in 2008 included income from discontinued operations of $44.8 million, or $0.87 per diluted share.
  Adjusted EBITDA2 of $236.5 million compared to $248.1 million.
  Operating income, income from continuing operations, net income, and Adjusted EBITDA in 2009 included $21.3 million of charges in restructuring and other, primarily related to the restructuring actions announced in May 2009, while 2008 benefited from a net gain in restructuring and other of $8.4 million.
  Income from continuing operations and net income in 2009 included $5.8 million of net charges related to early extinguishment of debt and $8.9 million of foreign currency losses, compared to $0.7 million and $0.1 million, respectively, in 2008.
  Net cash provided by operating activities of $109.5 million, compared to $33.1 million. Free cash flow3 of $96.8 million compared to $26.0 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “These results demonstrate the continued execution of our business strategy. We continue to invest in our brands and had good marketplace performance, which included launching innovative, high quality, consumer preferred products. In addition, we improved our capital structure by reducing debt by $81 million and refinancing a portion of our debt, extending our nearest term maturities.”

2009 Results

Net sales in 2009 were $1,295.9 million, a decrease of $50.9 million, or 3.8%, compared to net sales of $1,346.8 million in 2008. Excluding unfavorable foreign currency fluctuations of $26.0 million, net sales decreased by 1.8%, driven primarily by lower net sales of Revlon and Almay color cosmetics and certain beauty care products, partially offset by higher net sales of Revlon ColorSilk hair color.

In the United States, net sales in 2009 were $747.9 million, a decrease of $34.7 million, or 4.4%, compared to $782.6 million in 2008, driven primarily by lower net sales of Revlon and Almay color cosmetics and Mitchum anti-perspirant deodorant, partially offset by higher net sales of Revlon ColorSilk hair color.

In the Company’s international operations, net sales in 2009 were $548.0 million, a decrease of $16.2 million or 2.9%, compared to $564.2 million in 2008. Excluding unfavorable foreign currency fluctuations of $26.0 million, net sales increased 1.7%, driven by higher net sales of Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant and Revlon color cosmetics, partially offset by lower net sales of certain beauty care products and Almay color cosmetics. Higher net sales in the Latin America and Asia Pacific regions were partially offset by lower net sales in the Europe region.

Operating income was $170.8 million in 2009 compared to $155.0 million in 2008. Adjusted EBITDA was $236.5 million in 2009 compared to $248.1 million in 2008. Operating income and Adjusted EBITDA in 2009 benefited from lower advertising expenses as a result of lower advertising rates while increasing the level of media support, and the realization of planned restructuring savings from the organizational restructuring announced in May 2009. Operating income further benefited from lower permanent display amortization in 2009. Operating income and Adjusted EBITDA in 2009 included pension expense of $25.0 million, compared to $7.6 million in 2008 and included a charge of $21.3 million in restructuring and other in 2009, compared to a net gain in restructuring and other of $8.4 million in 2008.

Income from continuing operations in 2009 was $48.5 million, or $0.94 per diluted share, compared to $13.1 million, or $0.26 per diluted share in 2008. The improvement was driven by a decrease in interest expense of $26.7 million, an increase in operating income of $15.8 million and a decrease in the provision for income taxes of $7.8 million. In 2009, income from continuing operations included restructuring charges and other of $21.3 million, compared to a net gain of $8.4 million in 2008.

Net income in 2009 was $48.8 million, or $0.94 per diluted share, which included $21.3 million of restructuring charges and other, compared to $57.9 million, or $1.13 per diluted share, in 2008. Net income in 2008 included income from discontinued operations of $44.8 million, or $0.87 per diluted share, and a net gain of $8.4 million in restructuring charges and other.

Net cash provided by operating activities in 2009 was $109.5 million compared to $33.1 million in 2008 and free cash flow in 2009 was $96.8 million compared to $26.0 million in 2008. The improvement was driven by lower interest payments, improved operating income, working capital efficiency and lower permanent display purchases.

Fourth Quarter 2009 Results

Net sales in the fourth quarter of 2009 were $344.6 million, compared to $334.2 million in the fourth quarter of 2008, an increase of $10.4 million, or 3.1%. Excluding favorable foreign currency fluctuations of $16.8 million, net sales decreased by 1.9%, driven primarily by lower net sales of Revlon and Almay color cosmetics, partially offset by higher net sales of Revlon ColorSilk hair color.

In the United States, net sales in the fourth quarter of 2009 were $187.0 million, a decrease of $12.6 million, or 6.3%, compared to $199.6 million in the same period last year, driven primarily by lower net sales of Revlon and Almay color cosmetics and Mitchum anti-perspirant deodorant, partially offset by higher net sales of Revlon ColorSilk hair color.

In the Company’s international operations, net sales in the fourth quarter of 2009 were $157.6 million, an increase of $23.0 million or 17.1%, compared to $134.6 million in the same period last year. Excluding favorable foreign currency fluctuations of $16.8 million, net sales increased 4.6%, driven by higher net sales of Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant and certain beauty care products, partially offset by lower net sales of Revlon color cosmetics. Higher net sales in the Latin America region were partially offset by lower net sales in the Europe region, while Asia Pacific net sales were essentially unchanged year over year.

Operating income in the fourth quarter of 2009 was $62.3 million, compared to $44.0 million in the same period last year. Adjusted EBITDA in the fourth quarter of 2009 was $77.9 million compared to $66.7 million in the same period last year. Operating income and Adjusted EBITDA in the fourth quarter of 2009 benefited from lower manufacturing costs related to favorable sales mix, lower material and freight costs as well as lower selling, general and administrative expenses. Fourth quarter 2009 operating income and Adjusted EBITDA included pension expense of $6.6 million, compared to $1.8 million in the fourth quarter of 2008. Operating income and Adjusted EBITDA in 2008 included a charge of $2.9 million in restructuring and other.

Income from continuing operations in the fourth quarter of 2009 was $12.8 million, or $0.25 per diluted share, compared to $11.2 million, or $0.22 per diluted share, in the same period last year. The improvement was driven primarily by an increase in operating income of $18.3 million and a decrease in interest expense of $5.9 million, partially offset by an early extinguishment of debt expense of $13.6 million related to the refinancing of the 9 ½ % Senior Notes due April 2011 with the new 9 ¾ % Senior Secured Notes due November 2015 and a higher provision for income taxes of $8.7 million. Income from continuing operations in 2008 included $2.9 million in restructuring charges and other.

Net income in the fourth quarter of 2009 was $12.8 million, or $0.24 per diluted share, compared to $11.3 million, or $0.22 per diluted share, in the same period last year.

Net cash provided by operating activities in the fourth quarter of 2009 was $32.3 million compared to net cash used in operating activities of $10.8 million in the same period last year. Free cash flow in the fourth quarter of 2009 was $28.2 million compared to negative free cash flow of $12.9 million in the same period last year.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income and in the case of free cash flow to net cash provided by (used in) operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

U.S. Mass Retail Share Results (ACNielsen)4

U.S. mass retail dollar share results, according to ACNielsen, for Revlon and Almay color cosmetics, Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant, and Revlon Beauty Tools for the year and the fourth quarter are summarized in the tables below:

	$ Share %
			Point
	2009	2008	Change

Revlon Color Cosmetics	12.7	12.7	0.0
Almay	5.4	5.9	-0.5
Revlon ColorSilk Hair Color	9.7	8.3	1.4
Mitchum Anti-Perspirant Deodorant	4.6	5.0	-0.4
Revlon Beauty Tools	21.0	18.8	2.2
	$ Share %
			Point
	Q4 2009	Q4 2008	Change

Revlon Color Cosmetics	12.6	12.2	0.4
Almay	5.2	5.9	-0.7
Revlon ColorSilk Hair Color	10.7	8.7	2.0
Mitchum Anti-Perspirant Deodorant	4.4	4.8	-0.4
Revlon Beauty Tools	21.2	18.4	2.8

Below is a commentary on aspects of U.S. dollar volume and dollar share of certain brand and product ranking, based on ACNielsen data (unless otherwise noted, 2009 and fourth quarter volume and/or share growth is compared to the same period in 2008):

Color Cosmetics

The U.S. mass color cosmetics category dollar volume grew by 1.5% in 2009, and grew by 2.6% in the fourth quarter of 2009 versus the prior year.

Revlon Color Cosmetics

Revlon color cosmetics dollar volume increased 1.3% resulting in a share of 12.7%, unchanged compared to 2008. In the fourth quarter of 2009, dollar volume increased 6.1% resulting in a share of 12.6% compared to a share of 12.2% in the fourth quarter of 2008. Revlon color cosmetics share benefited from successful 2009 new product introductions.

Revlon continued to lead the lip segment in 2009 with a 22.3% share, driven by the success of Revlon ColorStay Ultimate liquid lipstick, which was the number twelve ACNielsen new product. Continued positive performance by Revlon Crème Gloss and Revlon Matte lipstick added to Revlon’s lip segment results. In the eye segment, Revlon dollar volume increased 4.2% in the year and 12.5% in the fourth quarter of 2009 as Revlon DoubleTwist mascara and a range of eye liners continued their strong performance. In the face segment, Revlon benefited from the new Revlon Age Defying Spa range and the new Revlon ColorStay Minerals introductions. The positive performance of these 2009 face segment product launches was offset by the impact of cycling the successful 2008 launches of Revlon Custom Creations foundation and Revlon ColorStay Mineral powder foundation. In the nail segment, Revlon Core Nail Enamel continued its strong performance with dollar volume growing 18.1% for the year and 32.7% for the fourth quarter.

For the first half of 2010 Revlon will continue to be an innovation leader with the following key new products:

  Revlon PhotoReady Makeup, containing innovative photochromatic pigments that bend and reflect light to give a flawless, airbrushed appearance in any light. The advertising campaign for Revlon PhotoReady Makeup features Halle Berry.
  Revlon ColorBurst Lipstick, a luxurious lipstick available in 20 shades, with Elasticolor technology that provides an instant burst of rich, true color that feels virtually weightless on the lips. The advertising campaign for Revlon ColorBurst Lipstick features Jessica Alba.

Almay

Almay dollar volume decreased 6.6% in 2009 and 9.8% in the fourth quarter of 2009. Gains from 2009 new product introductions, including Almay Smart Shade Smart Balance makeup and Almay Pure Blends, benefited Almay in the face segment, partially offsetting declines from products launched in prior years and from discontinued lines. Almay has maintained an approximate 5.3% share since the second quarter of 2009. Almay continues to maintain its leadership in the eye makeup remover segment.

For the first half of 2010, Almay will build upon its differentiated offering in the Face category with Almay Smart Shade Anti-Aging Makeup, which contains skin-sensing microspheres and instantly reduces the appearance of lines and wrinkles.

Revlon ColorSilk Hair Color

In 2009, the women’s hair color category declined by 3.0%, while Revlon ColorSilk grew 13.8%, resulting in a share gain of 1.4 points to a 9.7% share for 2009. In the fourth quarter of 2009, dollar volume in the women’s hair color category grew by 0.1%, while Revlon ColorSilk grew by 22.7%, resulting in a share gain of 2.0 points, increasing share to 10.7%. More units of Revlon ColorSilk hair color continue to be purchased in the U.S. market than any other hair color brand.

Mitchum Anti-Perspirant Deodorant

In 2009, dollar volume in the anti-perspirant deodorants category declined by 0.1% while Mitchum declined by 9.1%, resulting in a share of 4.6%. In the fourth quarter of 2009, dollar volume in the anti-perspirant deodorant category declined by 0.5% while Mitchum declined by 9.4%, resulting in a share of 4.4%. Mitchum has maintained an approximate 4.5% share since the second quarter of 2009.

For the first half of 2010, Mitchum is building upon its established efficacy positioning with the launch of Mitchum Smart Solid Clinical Performance, a clinical strength anti-perspirant deodorant in an invisible stick form available for both men and women.

Revlon Beauty Tools

In 2009, dollar volume in the beauty tools category declined by 16.1% as the category cycled the launch of a non-traditional pedicure tool in 2008. Revlon Beauty Tools declined by 6.1%; however, gained 2.2 share points, resulting in a share of 21.0% for 2009. In the fourth quarter of 2009, dollar volume in the beauty tools category declined 17.1%. Revlon Beauty Tools declined by 4.5%; however, gained 2.8 share points resulting in a share of 21.2%. Revlon continues to hold the number one position in the beauty tools category.

Capital Structure Improvements

Consistent with its business strategy, the Company took several steps in 2009 to improve its capital structure:

  In October 2009, Revlon consummated its exchange offer in which it issued 9.3 million shares of Revlon Series A Preferred Stock in exchange for an equal number of shares of Revlon Class A common stock. The exchange offer resulted in:
    Extending the maturity date of $58.4 million of the Senior Subordinated Term Loan from August 1, 2010 to October 8, 2014, and changing the annual interest rate from 11% to 12%; and
    Extending the maturity date of $48.6 million of the Senior Subordinated Term Loan from August 1, 2010 to October 8, 2013, and changing the annual interest rate from 11% to 12.75%.
    In November 2009, the Company issued and sold $330 million in aggregate principal amount of 9¾% Senior Secured Notes due November 15, 2015 in a private placement that was priced at 98.9% of par. The net proceeds of $319.8 million (net of original issue discount and underwriters fees), together with $42.6 million of other cash and borrowings under the 2006 Revolving Credit Facility, were used to repay or redeem all of the $340.5 million aggregate principal amount outstanding of the Company’s 9½% Senior Notes due April 1, 2011, plus accrued interest, the applicable redemption and tender premiums and fees and expenses related to the refinancing, as well as the amendments to the 2006 Credit Agreements required to permit such Notes to be refinanced on a secured basis.

    As a result of lower interest payments, improved operating income, working capital efficiency and lower permanent display purchases, the Company used free cash flow to reduce debt by $81 million in 2009.

Venezuela - Highly-Inflationary Economy and Currency Devaluation

Highly-Inflationary Economy: Effective January 1, 2010, Venezuela has been designated as a highly-inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. dollar will be the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). Through December 31, 2009, prior to being designated as highly-inflationary, currency translation adjustments of Revlon Venezuela’s balance sheet were reflected in shareholders’ equity as part of Other Comprehensive Income; however subsequent to January 1, 2010 such adjustments will be reflected in earnings.

Currency Devaluation: On January 8, 2010, the Venezuelan government announced a devaluation of its local currency (“Bolivars”) relative to the U.S. dollar. The official exchange rate for non-essential goods has changed from 2.15 to 4.30. The Company uses Venezuela’s official rate to translate the financial statements of Revlon Venezuela. As the devaluation of Bolivars relative to the U.S. dollar occurred in 2010, it did not have an impact on the Company’s 2009 results of operations or financial position; however, the Company expects the following impacts to its financial statements in 2010:

  The Company’s consolidated financial results in 2010 are expected to be adversely impacted as a result of the currency devaluation. Revlon Venezuela accounted for approximately 4% and 7% of the Company’s 2009 consolidated net sales and operating income, respectively; and
  A foreign currency loss in the first quarter of 2010 of approximately $3 million related to the required re-measurement of Revlon Venezuela’s balance sheet during the first quarter of 2010 to reflect the impact of the currency devaluation. As Venezuela has been designated as a highly-inflationary economy effective January 1, 2010, this foreign currency loss will be reflected in earnings.

Separately, during the fourth quarter of 2009, due to currency restrictions in Venezuela, Revlon Venezuela exchanged Bolivars for U.S. dollars through a parallel market exchange transaction in order to pay for certain U.S. dollar-denominated liabilities, which resulted in the $2.8 million foreign exchange loss.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

2009 Results and Conference Call

The Company will host a conference call with members of the investment community on February 25, 2010 at 9:30 A.M. EST to discuss 2009 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 In September 2008, Revlon, Inc. effected a 1-for-10 reverse stock split of its Class A and Class B common stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Revlon, Inc.’s Class A and Class B common stock issued and outstanding immediately prior to 11:59 p.m. on September 15, 2008 were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares. Net income / (loss) per share amounts and all other share amounts have been retroactively restated to reflect the impact of Revlon, Inc.’s Reverse Stock Split.

2 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the repurchase of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the repurchase of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

3 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to evaluate its business and financial performance and overall liquidity and in strategic planning. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

4 All share, dollar volume and product ranking data is based on U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige stores, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other distribution outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and is therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) that for the first half of 2010 Revlon will continue to be an innovation leader with key new products, including Revlon PhotoReady Makeup and Revlon ColorBurst Lipstick; (ii) as to Venezuela, the Company’s expectations as to the following impacts to its financial statements in 2010: that its consolidated financial results in 2010 are expected to be adversely impacted as a result of the Venezuelan currency devaluation and a foreign currency loss in the first quarter of 2010 of approximately $3 million related to the required re-measurement of Revlon Venezuela’s balance sheet during the first quarter of 2010 to reflect the impact of the currency devaluation, which will be reflected in earnings; and (iii) the continued execution of our business strategy to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2008 Annual Report on Form 10-K filed with the SEC in February 2009, our 2009 Annual Report on Form 10-K that we expect to file with the SEC in February 2010 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2009 and 2010 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses; (ii) unexpected consequences related to the future impact of the devaluation of the local Venezuelan currency (Bolivars Fuertes) and Venezuela being considered a highly inflationary economy in January 2010, such as greater than expected foreign currency losses and ongoing charges related to the translation of the Company's Venezuelan subsidiary’s financial statements at the new official exchange rate; and (iii) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Net sales	$344.6	$334.2	$1,295.9	$1,346.8
Cost of sales	125.2	126.5	474.7	490.9
Gross profit	219.4	207.7	821.2	855.9
Selling, general and administrative expenses	157.2	160.8	629.1	709.3
Restructuring costs and other, net	(0.1)	2.9	21.3	(8.4)

Operating income	62.3	44.0	170.8	155.0

Other expenses (income):
Interest expense	21.9	27.8	93.0	119.7
Interest income	(0.1)	-	(0.5)	(0.7)
Amortization of debt issuance costs	1.6	1.4	5.8	5.6
Loss on early extinguishment of debt, net	13.6	-	5.8	0.7
Foreign currency losses, net	4.2	4.0	8.9	0.1
Miscellaneous, net	0.3	0.3	1.0	0.4
Other expenses, net	41.5	33.5	114.0	125.8

Income from continuing operations before income taxes	20.8	10.5	56.8	29.2
Provision (benefit) for income taxes	8.0	(0.7)	8.3	16.1
Income from continuing operations, net of taxes	12.8	11.2	48.5	13.1
Income (loss) from discontinued operations, net of taxes	-	0.1	0.3	(0.4)
Gain on disposal of discontinued operations	-	-	-	45.2
Income from discontinued operations, including gain on disposal, net of taxes	-	0.1	0.3	44.8

Net income	$12.8	$11.3	$48.8	$57.9

Basic income (loss) per common share:
Continuing operations	0.25	0.22	0.94	0.26
Discontinued operations	(0.00)	0.00	0.01	0.87
Net income	$0.25	$0.22	$0.95	$1.13

Diluted income (loss) per common share:
Continuing operations	0.25	0.22	0.94	0.26
Discontinued operations	(0.00)	0.00	0.01	0.87
Net income	$0.24	$0.22	$0.94	$1.13

Weighted average number of common shares outstanding:
Basic	51,592,222	51,343,703	51,552,213	51,248,710
Diluted	52,244,348	51,347,536	51,725,485	51,311,010

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$54.5	$52.8
Trade receivables, net	181.7	169.9
Inventories	119.2	154.2
Prepaid expenses and other	48.2	51.6
Total current assets	403.6	428.5
Property, plant and equipment, net	111.7	112.8
Other assets	96.3	89.5
Goodwill, net	182.6	182.6
Total assets	$794.2	$813.4

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$0.3	$0.5
Current portion of long-term debt	13.6	18.9
Accounts payable	82.4	78.1
Accrued expenses and other	213.0	225.9
Total current liabilities	309.3	323.4
Long-term debt	1,127.8	1,203.2
Long-term debt - affiliates	58.4	107.0
Redeemable preferred stock	48.0	-
Long-term pension and other post-retirement plan liabilities	216.3	223.7
Other long-term liabilities	68.0	68.9
Total stockholders' deficiency	(1,033.6)	(1,112.8)
Total liabilities and stockholders' deficiency	$794.2	$813.4

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended
	December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48.8	$57.9
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(0.3)	0.4
Depreciation and amortization	60.1	86.3
Amortization of debt discount	0.7	0.7
Stock compensation amortization	5.6	6.8
Loss on early extinguishment of debt, net	5.8	0.7
Amortization of debt issuance costs	5.8	5.6
Gain on disposal of discontinued operations	-	(45.2)
Gain on sale of certain assets	(1.7)	(12.7)
Pension and other post-retirement expense	27.5	7.5
Change in assets and liabilities:
(Increase) decrease in trade receivables	(4.0)	13.0
Decrease in inventories	41.5	1.8
Decrease (increase) in prepaid expenses and other current assets	5.5	(5.9)
Decrease in accounts payable	(5.9)	(10.4)
Decrease in accrued expenses and other current liabilities	(18.0)	(5.6)
Pension and other post-retirement plan contributions	(24.3)	(12.8)
Purchase of permanent displays	(32.9)	(47.2)
Other, net	(4.7)	(7.8)
Net cash provided by operating activities	109.5	33.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15.2)	(20.7)
Proceeds from the sale of assets of discontinued operations	-	107.6
Proceeds from the sale of certain assets	2.5	13.6
Net cash (used in) provided by investing activities	(12.7)	100.5

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	6.0	3.1
Repayment under the 2006 Revolving Credit Facility, net	-	(43.5)
Net proceeds from the issuance of long-term debt	326.4	-
Proceeds from the issuance of long-term debt - affiliates	-	170.0
Repayment of long-term debt	(400.4)	(173.9)
Repayment of long-term debt - affiliates	-	(63.0)
Payment of financing costs	(29.6)	(4.6)
Net cash used in financing activities	(97.6)	(111.9)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash provided by (used in) discontinued operating activities	0.2	(10.8)
Net cash used in discontinued financing activities	-	(0.4)
Change in cash from discontinued operations	-	(1.0)
Net cash provided by (used in) discontinued operations	0.2	(12.2)

Effect of exchange rate changes on cash and cash equivalents	2.3	(1.8)
Net increase in cash and cash equivalents	1.7	7.7
Cash and cash equivalents at beginning of period	52.8	45.1
Cash and cash equivalents at end of period	$54.5	$52.8

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$97.9	$123.0
Income taxes, net of refunds	$14.9	$24.8

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.1	$1.1
Redeemable preferred stock issued	$48.0	$-
Loan contributed from MacAndrews & Forbes to Revlon, Inc.	$(48.6)	$-

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2009	2008
	(Unaudited)
Reconciliation to net income:

Net income	$12.8	$11.3
Income from discontinued operations, net of taxes	-	0.1
Income from continuing operations	12.8	11.2

Interest expense, net	21.8	27.8
Amortization of debt issuance costs	1.6	1.4
Foreign currency losses, net	4.2	4.0
Loss on early extinguishment of debt, net	13.6	-
Miscellaneous, net	0.3	0.3
Provision (benefit) for income taxes	8.0	(0.7)
Depreciation and amortization	15.6	22.7
Adjusted EBITDA	$77.9	$66.7

	Year Ended
	December 31,
	2009	2008
	(Unaudited)
Reconciliation to net income:

Net income	$48.8	$57.9
Income from discontinued operations, including gain on disposal, net of taxes	0.3	44.8
Income from continuing operations	48.5	13.1

Interest expense, net	92.5	119.0
Amortization of debt issuance costs	5.8	5.6
Foreign currency losses, net	8.9	0.1
Loss on early extinguishment of debt, net	5.8	0.7
Miscellaneous, net	1.0	0.4
Provision for income taxes	8.3	16.1
Depreciation and amortization	65.7	93.1
Adjusted EBITDA	$236.5	$248.1

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$32.3	$(10.8)

Less capital expenditures	(4.3)	(5.6)
Plus proceeds from the sale of certain assets	0.2	3.5

Free cash flow	$28.2	$(12.9)

	Year Ended
	December 31,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$109.5	$33.1

Less capital expenditures	(15.2)	(20.7)
Plus proceeds from the sale of certain assets	2.5	13.6

Free cash flow	$96.8	$26.0

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Steven Berns, 212-527-5181
Executive Vice President & Chief Financial Officer